UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to

Section 13 or 15(d) of

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): November 24, 2008

OSCIENT PHARMACEUTICALS CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts	0-10824	04-2297484
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1000 Winter Street, Suite 2200

Waltham, Massachusetts 02451

(Address of principal executive offices, including zip code)

(781) 398-2300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On November 25, 2008, Oscient Pharmaceuticals Corporation (the “Company”) completed its previously announced exchange offer (the “Exchange Offer”) in which the Company issued an aggregate principal amount of $85,190,800 12.50% Convertible Guaranteed Senior Notes due 2011 (the “New Notes”) and 21,310,549 shares of the Company’s common stock in exchange for $212,977,000 in aggregate principal amount of the Company’s 3.50% Convertible Senior Notes due 2011 (the “Existing Notes”).

New Notes and Indenture

On November 25, 2008, the Company and its wholly-owned subsidiary Guardian II Acquisition Corporation (“Guardian II”) entered into an indenture (the “Indenture”) with U.S. Bank National Association, as trustee (the “Trustee”), which governs the terms of the New Notes.

The New Notes will mature on January 15, 2011. Interest on the New Notes will be payable at a rate of 12.50% per year, payable semiannually on April 15 and October 15 of each year, commencing April 15, 2009, except that the final interest payment date will be payable January 15, 2011. The Company may elect to pay interest on the New Notes in cash or by increasing the principal amount of the New Notes or by issuing additional New Notes in an amount equal to the amount of interest for the applicable interest payment period.

The New Notes are guaranteed by Guardian II and this guarantee is secured by a second priority lien on substantially all of the assets of Guardian II. The second priority lien is subject to the first priority lien on substantially all of the assets of Guardian II which is held by Paul Royalty Fund Holdings II (“PRF”) and secures the Company’s and Guardian II’s payment obligations to PRF under the First Lien Obligations (as defined below).

The New Notes are convertible, at the option of the holder, at anytime on or prior to maturity, into shares of the Company’s common stock at an initial conversion rate of 909.0909 shares per $1,000 principal amount of New Notes (equal to a conversion price of approximately $1.10 per share). If a holder of New Notes elects to voluntarily convert some or all of its New Notes on or prior to November 25, 2010, the Company will pay additional interest to such holder. This additional interest will be equal to the amount of interest that would have been payable on the New Notes from the last day interest was paid on the New Notes, through and including November 25, 2010. Additional interest, if any, will be paid in cash or, solely at the Company’s option, in common shares or a combination of cash and common shares. If the Company pays additional interest upon a voluntary conversion with the Company’s common shares, such shares will be valued at the conversion price that is in effect at that time.

The Company also has the right to automatically convert some or all of the New Notes on or prior to January 15, 2011 if the closing price of the Company’s common shares has exceeded 130% of the conversion price then in effect for at least 20 trading days during any consecutive 30 trading day period ending within five trading days prior to the notice of automatic conversion. If the Company elects to automatically convert some or all of the New Notes on or prior to November 25, 2009, the Company will pay additional interest to holders of New Notes being converted. This additional interest will be equal to the amount of interest that would have been payable on the New Notes from the last day interest was paid on the New Notes, through and including November 25, 2009. Additional interest, if any, will be paid in cash or, solely at the Company’s option, in common shares or a combination of cash and common shares. If the Company pays additional interest upon an automatic conversion with the Company’s common shares, such shares will be valued at 90% of the automatic conversion price that is in effect at that time.

Prior to October 15, 2010, the New Notes are not redeemable. On or after October 15, 2010, the Company may redeem some or all of the New Notes for cash at 100% of the principal amount of the New Notes to be redeemed, plus accrued and unpaid interest, to but excluding the redemption date.

In the event of a “fundamental change,” holders of the New Notes have the same right as holders of the Existing Notes to require the Company to repurchase all or any portion of their notes at a price equal to 100% of the principal amount plus accrued and unpaid interest. Under the Indenture the definition of “fundamental change” is the same as under the indenture which governs the Existing Notes.

The Indenture also provides that the Company may not incur additional indebtedness in excess of $50 million (“Permitted Indebtedness”) from the earlier of (i) the date of the issuance of the New Notes to the date that is one year from the date on which the Company’s common stock has traded at a price which exceeds the conversion price then in effect for at least 20 trading days during any consecutive 30 trading day period, and (ii) the first anniversary of the maturity date of the New Notes. Any indebtedness incurred to finance new product acquisitions or in connection with refinancing Permitted Indebtedness, the Company’s existing indebtedness or obligations or the New Notes would not be counted toward the aforementioned limit.

If an event of default occurs under the Indenture, the Trustee or the holders of at least 25% in principal amount of the notes may declare 100% of the principal of and accrued and unpaid interest on all the notes to be due and payable immediately. An event of default under the Indenture includes, without limitation, and subject to applicable cure periods:

•	default in the payment when due of principal or interest on the notes under the Indenture;

•

a failure to comply with any agreements contained in the notes issued under the Indenture, the Indenture or any agreements, including, without limitation, the Security Agreement (as defined below), executed in connection with granting, or that otherwise evidence, the second priority lien on the assets of Guardian II;

•

default by the Company or its subsidiaries in the payment of the principal or interest on any loan agreement or other instrument under which there may be outstanding, or by which there may be evidenced any, debt for money borrowed in excess of $20.0 million in the aggregate; and

•	certain events involving the Company or Guardian II’s bankruptcy, insolvency, or reorganization.

Security Agreements

Guardian II and PRF previously entered into a security agreement in August 2006 under which Guardian II granted to PRF a senior security interest in and to substantially all assets owned by Guardian II (the “First Priority Lien”) in order to secure the Company’s and Guardian II’s payment obligations (the “First Lien Obligations”) to PRF under the Revenue Interests Assignment Agreement dated as of July 21, 2006 by and among the Company, Guardian II and PRF and Guardian II’s obligations of payment under the $20,000,000 aggregate principal amount of 12% senior secured note issued to PRF at the time the Company entered into the Revenue Interests Assignment Agreement.

On November 25, 2008, Guardian II and the Trustee, in its capacity as collateral agent for the holders of New Notes entered into a Security Agreement under which Guardian II granted to the Trustee a second priority security interest in and to substantially all assets owned by Guardian II (the “Second Priority Lien”) in order to secure Guardian II’s guarantee of the Company’s obligations with respect to the New Notes, the 2008 Paul Capital Note (as defined below) and any additional new notes that may be issued under the Indenture (the “Second Lien Obligations”).

Intercreditor Agreement

On November 25, 2008, the Company and Guardian II entered into an intercreditor agreement (the “Intercreditor Agreement”) with PRF and the Trustee, governing the prioritization of the rights between PRF’s First Priority Lien and the Second Priority Lien in favor of the Trustee. Pursuant to the terms of the Intercreditor Agreement, the Second Priority Lien in favor of the Trustee is junior in ranking to the First Priority Lien in favor of PRF. The Intercreditor Agreement provides that the maximum amount of obligations which may be guaranteed by Guardian II and secured by the Second Priority Lien shall not exceed $140 million, plus any interest and fees, payable by the Company or Guardian II with respect to such obligations.

The Intercreditor Agreement provides that, prior to the date which the First Priority Lien is extinguished, neither the Trustee nor the holders of the New Notes may, without the prior written consent of the first lien holder, take any action to enforce the Second Priority Lien. After the payment of claims of the first lien holder, the Trustee, in accordance with the provisions of the New Notes indenture, will distribute any remaining cash proceeds (after payment of the costs of enforcement and collateral administration and any other amounts owed to the Trustee) of the collateral received by it for the ratable benefit of the holders of the New Notes. If the first lien holder initiates any action to enforce its rights, the holders of the Second Priority Lien have an option to purchase the First Lien Obligations and rights.

The Intercreditor Agreement also provides that, prior to the discharge of the First Priority Lien, PRF shall have the exclusive right to make determinations regarding the release of the collateral without the consent of the holders of the New Notes. Moreover, the Intercreditor Agreement provides that if the First Priority Lien is released by PRF, then the Second Priority Lien shall also be automatically, unconditionally and simultaneously released.

Amendment to Revenue Interests Assignment Agreement

On November 25, 2008 the First Amendment (the “Amendment”) by and among the Company, Guardian II and PRF dated November 5, 2008 to the Revenue Interests Assignment Agreement dated as of July 21, 2006 and restated August 18, 2006 became effective in accordance with its terms upon the completion of the Exchange Offer. The terms of the Amendment have been previously disclosed in the Company’s Current Report on Form 8-K filed on November 7, 2008. The Amendment was entered into in order to secure PRF’s consent to the grant of the Second Priority Lien.

In accordance with the terms of the Amendment the Company issued PRF (i) a $2.0 million aggregate principal amount note (the “2008 Paul Capital Note”) with terms substantially identical to the Company’s New Notes issued in the Exchange Offer, and (ii) 500,000 shares (the “Shares”) of the Company’s common stock. The Company also granted certain registration rights to PRF with respect to the 2008 Paul Capital Note and the Shares. Additionally, the Company agreed to amend the exercise price of the Common Stock Purchase Warrant dated August 18, 2006 issued to PRF to purchase 288,018 shares of the Company’s common stock to be $0.45, the closing price of the Company’s common stock on the NASDAQ Global Market on the date immediately preceding the closing of the Exchange Offer.

Prior to the completion of the Exchange Offer PRF was a 9.75% owner of the Company’s common stock. Pursuant to the terms of the Common Stock and Warrant Purchase Agreement previously entered into by the Company and PRF in August 2006, the Company agreed to elect one person designated by PRF to its Board of Directors and to continue to nominate one person designated by PRF for election to its Board of Directors by its shareholders. John Leone currently acts as the PRF designee to the Company’s Board of Directors.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information set forth in Item 1.01 with respect to the New Notes, the 2008 Paul Capital Note and the Indenture is incorporated herein by reference.

ITEM 3.02. UNREGISTERED SALES OF EQUITY SECURITIES.

The information set forth in Item 1.01 with respect to the 2008 Paul Capital Note and the Shares is incorporated herein by reference.

The 2008 Paul Capital Note and the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and were sold in reliance upon an exemption provided under Section 4(2) of the Securities Act.

ITEM 8.01. OTHER EVENTS.

On November 24, 2008 the Company announced the expiration and final results of the Exchange Offer.

A copy of the News Release is filed as Exhibit 99.1 to this report and is incorporated herein by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits

99.1	News Release issued by the Company on November 24, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSCIENT PHARMACEUTICALS CORPORATION

By:	/s/ Philippe M. Maitre
Name:	Philippe M. Maitre
Title:	Executive Vice President and Chief Financial Officer

Date: November 28, 2008